Exhibit 5.1

Kathleen B. McCabe	Legal
Managing Director and	225 Liberty Street, 21st Floor
Senior Managing Counsel,	New York, New York 10286
Chief Securities Counsel

January 29, 2018

The Bank of New York Mellon Corporation

225 Liberty Street

New York, New York 10286

Ladies and Gentlemen:

In connection with the issuance and sale by The Bank of New York Mellon Corporation, a Delaware corporation (the “Company”), of (i) $1,000,000,000 aggregate principal amount of its 2.950% Senior Medium-Term Notes Series J due 2023 (the “5-year Senior Notes”) and (ii) $750,000,000 aggregate principal amount of its 3.400% Senior Medium-Term Notes Series J due 2028 (the “10-year Senior Notes” and, together with the 5-year Senior Notes, the “Notes”), pursuant to a Senior Debt Indenture dated as of February 9, 2016, as supplemented by the First Supplemental Senior Debt Indenture dated as of January 30, 2017, between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Senior Indenture”), a Distribution Agreement, dated January 30, 2017, among the Company and the agents party thereto (the “Distribution Agreement”), a Letter Agreement, dated January 22, 2018, among the Company and the agents party thereto (the “Letter Agreement”) and a Terms Agreement, dated January 22, 2018, relating to the Notes (the “Terms Agreement”), I, as counsel for the Company, or attorneys under my supervision, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is my opinion that each of the 5-year Senior Notes and the 10-year Senior Notes have been duly authorized and established by the Company in conformity with the Senior Indenture and, when the Notes have been duly prepared, executed, authenticated and issued in accordance with the Senior Indenture and delivered against payment in accordance with the Distribution Agreement, the Letter Agreement and the Terms Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible, and I have assumed that the Senior Indenture has been duly authorized, executed and delivered by the Trustee, and that the signatures on all documents examined by me are genuine, assumptions which I have not independently verified.

The Bank of New York Mellon Corporation

January 29, 2018

This opinion letter has been prepared to be filed by the Company as an exhibit to a Current Report on Form 8-K (the “Form 8-K”). The Form 8-K will be incorporated by reference in the Company’s registration statement on Form S-3 (File No. 333-209450). I assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Form 8-K and to the use of my name therein and to the reference to the Chief Securities Counsel in the Prospectus dated January 30, 2017, as supplemented by a Prospectus Supplement dated January 30, 2017, under the captions “Validity of Securities” and “Validity of the Notes,” respectively. By giving such consent, I do not hereby admit that I am within the category of persons whose consents are required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Kathleen B. McCabe

Kathleen B. McCabe
Chief Securities Counsel